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                                                                   Exhibit 99.1

                                                                          [LOGO]

LIBERTY MEDIA CORPORATION
SECOND QUARTER EARNINGS RELEASE

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's earnings release in a conference call which will begin at 1:30 p.m. (ET) August 9, 2004. The call can be accessed by dialing (719) 457-2638 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 6:30 p.m. (ET) on August 9, 2004 through 12:00 a.m (ET) August 16, 2004, by dialing (719) 457-0820 plus the pass code 269795#. The call will also be broadcast live across the Internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

Englewood, Colorado - On August 9, 2004, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended June 30, 2004. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC.

Liberty is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses. Our businesses are organized by operating groups with the two largest groups being the Interactive Group and Networks Group, as shown below.

Interactive Group                          Networks Group
-----------------                          --------------
CONSOLIDATED                               CONSOLIDATED
     QVC, Inc.                                  Starz Encore Group LLC (SEG)
     Ascent Media Group                    EQUITY AFFILIATES
     OnCommand Corporation                      Discovery Communications, Inc.
     OpenTV Corporation                         CourtTV
COST METHOD INVESTMENTS                         GSN
     InterActiveCorp                       COST METHOD INVESTMENTS
                                                The News Corporation Limited

The following discussion of the combined results of our Groups presents 100% of the revenue, expenses and operating cash flow of each of the consolidated subsidiaries and equity affiliates in each Group even though we may own less than 100% of these businesses. The following discussion excludes financial results from our cost method investments. Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2004 to the same period in 2003. Please see page 9 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of combined results for the Groups to consolidated earnings (loss) from continuing operations before income taxes and minority interests.

INTERACTIVE GROUP

Interactive Group's combined revenue increased 18% and operating cash flow increased 29% for the quarter. Increases in revenue and operating cash flow are primarily due to increases at QVC and Ascent Media. Following is a more detailed discussion of operating results at QVC and Ascent Media.

QVC

QVC's total revenue and operating cash flow increased 17% and 27%, respectively, for the quarter.

QVC's domestic revenue and operating cash flow increased 8% and 13%, respectively. The domestic revenue increase is attributable to increased sales to existing subscribers primarily in the areas of apparel, accessories and cosmetics and, to a lesser extent, lower returns as a percentage of sales. The domestic operations increased sales per FTE by 8.4% to $12.29 and units shipped by 9%. The domestic operating

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cash flow margin increased 102 basis points over the prior year primarily due to a higher gross profit margin. Gross margins increased during the quarter due to a shift in product mix to higher margin apparel, accessories and cosmetics products as well as decreased shipping costs.

Revenue from international operations increased 50% as a result of a combination of greater sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Fueled by the increase in sales, higher gross margins and improved operating leverage, the operating cash flow of the international operations increased from $23 million to $57 million, or 148%. The international cash flow margin increased from 9.6% to 15.9%. Excluding the effect of exchange rates, QVC's international revenue and operating cash flow growth was 39% and 120%.

ASCENT MEDIA

Ascent Media's revenue increased 30% and operating cash flow increased 53% during the quarter. The increase is primarily due to acquisitions and new projects by Ascent Media's Networks Group, as well as increases in projects for feature films and episodic television in Ascent Media's Audio Group and UK Creative Services Group. Ascent Media's operating expenses increased 32% due, in part, to increases in variable expenses such as personnel and material costs. The aforementioned acquisitions by Ascent Media's Network Group also contributed to operating expense increases as well as a 26% increase in selling, general and administrative expenses. Excluding the effects of the acquisitions, revenue and operating cash flow increased 17% and 30%, respectively.

ONCOMMAND

OnCommand revenue and operating cash flow were flat compared to the prior year. Increases in hotel occupancy and higher movie prices were offset by decreases in movie film buy rates and decreases in rooms receiving the OnCommand service.

NETWORKS GROUP

Networks Group's combined revenue increased 15% and operating cash flow increased 9% for the quarter. The increase in revenue is primarily due to increases at Starz Encore and Discovery. The increase in operating cash flow is primarily due to an increase of 30% at Discovery partially offset by a 31% decrease at Starz Encore. For further details of Starz Encore's and Discovery's operating results see detailed discussion below.

STARZ ENCORE

SEG's revenue increased 6% for the quarter. This increase is primarily due to an increase in the number of subscription units. SEG's period-end subscription units have increased 9% since the end of 2003 primarily due to increases across all of SEG's service offerings. STARZ! added 950,000 new subscription units in the second quarter of 2004, an 8% increase, their largest quarterly increase since 1998. Such increases in subscription units are due in part to new affiliation agreements between SEG and certain distributors and participation with distributors in national marketing campaigns and other marketing strategies. Under these new affiliation agreements, SEG has obtained benefits such as more favorable packaging of SEG's services and increased co-operative marketing commitments. SEG is negotiating with its other distributors to obtain similar packaging and increased co-operative marketing commitments.

SEG's operating expenses increased 30% for the quarter. The increases are due primarily to higher programming costs, which increased from $99 million to $133 million. Sales and marketing expenses also increased and were partially offset by decreases in bad debt expense. As noted above, SEG has entered into new affiliation agreements with certain multichannel television distributors. Consequently, SEG anticipates that its 2004 co-operative promotions and its sales and marketing expenses will continue to be higher than in 2003. During the three months ended June 30, 2004, SEG sold a portion of its pre-

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petition accounts receivable from Adelphia Communications to an independent third party. As a result, SEG recognized a one-time benefit of $8 million as the proceeds from the sale exceeded SEG's carrying amount of the receivable by $8 million.

DISCOVERY

DCI's second quarter revenue of $588 million and operating cash flow of $183 million were 20% and 30% ahead of last year. DCI's affiliated networks now reach more than 1.1 billion cumulative worldwide subscribers.

Domestic Networks revenue increased 20% due to increases in both affiliate and advertising revenue. Net advertising revenue increased 16%, driven primarily by higher CPMs. Net affiliate revenue increased 28% as aggregate subscribers increased 20%. Net affiliate revenue grew at a faster rate than subscription units primarily due to an increase in paying subscribers and higher rates as compared to the prior year. Subscriber growth was across all of the domestic networks with significant gains for Discovery's emerging networks (which includes Discovery's digital networks), Discovery Health Channel and FitTV. Net affiliate revenue is net of launch support amortization and other items of $30 million and $36 million for the quarters ended June 30, 2004 and 2003, respectively. Operating expenses increased 21% due to increases in programming and marketing related expenses. Operating cash flow increased 19% to $169 million.

International Networks revenue increased 24% due to increases in both affiliate and advertising revenue. Net advertising revenue increased 31% driven by positive developments in advertising sales and subscriber growth in all international regions, with Asia and Europe showing continuing improvements. Net affiliate revenue increased 14% as aggregate subscribers increased 4%. Net affiliate revenue grew at a faster rate than subscription units primarily due to an increase in paying subscribers and higher rates as compared to the prior year. Operating expenses increased 16% due to increases in programming, marketing, sales related, personnel and G&A expenses associated with the favorable sales results and continuing growth of the business. Operating cash flow increased by 55% to $31 million. Excluding the effect of exchange rates, revenue increased 18%, operating expenses increased 13% and operating cash flow increased 37%.

International Ventures revenue increased by 36% in the quarter. The operating cash flow deficit improved by 75%, from $4 million to $1 million. At the Consumer Products division operating cash flow improved by $1 million primarily due to a reduction in store operating costs, inventory ownership and other overhead from the closure of underperforming stores in 2003 in addition to increased third party licensing revenue.

DCI's outstanding debt balance at June 30, 2004 was $2.562 billion.

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FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                  June 30, 2004    March 31, 2004
(AMOUNTS IN MILLIONS)                                             -------------    --------------
The News Corporation Limited, including derivatives (1)            $      8,401            8,504
InterActiveCorp                                                    $      4,173            4,379
Other Non Strategic Public Holdings, including derivatives         $      9,191           10,317

(1) At March 31, 2004, includes 5 million NWS.A shares that were contributed to Liberty Media International on the June 7, 2004 spin-off date.

CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                          June 30, 2004    March 31, 2004
(AMOUNTS IN MILLIONS)                                                     -------------    --------------
CASH AND CASH RELATED INVESTMENTS:

Consolidated Cash                                                           $  1,968             1,834
Consolidated Short-Term Investments                                               38                72
Consolidated Long-Term Marketable Securities (1)                                 351               550
                                                                            --------          --------
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                         $  2,357             2,456
                                                                            ========          ========
DEBT:
Senior Notes and Debentures (2)                                             $  6,998             7,138
Senior Exchangeable Debentures (3)                                             4,628             4,638
Other                                                                            208               194
                                                                            --------          --------
     TOTAL DEBT                                                               11,834            11,970
Less:  Unamortized Discount Attributable To Call Option Obligations           (2,363)           (2,391)
       Unamorized Discount                                                       (22)              (23)
                                                                            --------          --------
     CONSOLIDATED DEBT (GAAP)                                               $  9,449             9,556
                                                                            ========          ========

(1) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(2) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(3) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Liberty's Total Consolidated Cash and Liquid Investments decreased $99 million to $2.4 billion and Total Debt decreased by $136 million from March 31, 2004. Total Consolidated Cash and Liquid Investments decreased due to repayments of debt and funding to Liberty Media International, Inc. prior to the spin-off which were partially offset by cash flow from operations of Liberty's subsidiaries and the proceeds from the expiration of certain equity collars. The decrease in Total Debt was due to repayments of corporate debt as part of Liberty's debt reduction plan that was announced in 2003.

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2004 OUTLOOK

QVC - 2004 GUIDANCE INCREASED

The following estimates assume primarily, among other factors, that the product mix remains materially consistent with that experienced in 2003, foreign currency exchange rates remain constant, continued international growth and domestic sales trends are consistent with that experienced in the second half of 2003.

For full year 2004 versus 2003, QVC operating results are expected to be as follows:

o    Revenue increase by low to mid teens %.

o    Operating cash flow increase by mid to high teens %.

o Operating income decrease by low to mid teens % due to the effects of purchase accounting adjustments.

STARZ ENCORE - 2004 GUIDANCE REMAINS UNCHANGED

The following estimates assume, among other factors, that SEG continues to experience positive trends under the new Comcast affiliation agreement, SEG's distributors continue to see growth in digital subscribers consistent with that experienced historically, the timing of receipt of output product from the studios does not materially change, and Starz subscription units continue to increase. These estimates further assume that SEG's 2004 programming costs increase between $170 million and $190 million over amounts expensed in 2003.

For full year 2004 versus 2003, SEG operating results are expected as follows:

o    Revenue between $940 and $965 million.

o    Operating cash flow between $185 and $210 million.

o    Operating income between $125 and $150 million.

DCI - 2004 GUIDANCE REMAINS UNCHANGED

The following estimates assume primarily, among other factors, a stable advertising market, continued growth in international distribution, and a stable national retail environment.

For full year 2004 versus 2003, DCI consolidated operating results are expected to increase as follows:

o    Revenue by high teens %.

o    Operating cash flow by approximately 30%.

o    Operating income by approximately 30%.

OUTSTANDING SHARES

At June 30, 2004, there were approximately 2.919 billion (2.799 billion as adjusted for the July 2004 share repurchase from Comcast) outstanding shares of L and LMC.B and 88 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At June 30, 2004, 23 million options have a strike price that was lower than the closing stock price. Exercise of these options, would result in aggregate proceeds of approximately $54 million.

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CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION INDUSTRY; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact: Mike Erickson (877) 772-1518

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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for Liberty's three largest privately held businesses (QVC, Inc., Starz Encore Group LLC and Discovery Communications, Inc.).

Please see page 9 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2004 and 2003 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for DCI was obtained directly from DCI. Liberty does not control the decision-making processes or business management practices of DCI. Accordingly, Liberty relies on DCI's management and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause DCI to distribute to Liberty its proportionate share of the revenue or OCF of DCI.

                                       7
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
(AMOUNTS IN MILLIONS)                                      2Q04         1Q04        4Q03         3Q03          2Q03
                                                         -------      -------      -------      -------      -------
QVC, INC. (98.2%)

Revenue - Domestic                                       $   930          932        1,233          901          862
Revenue - International                                  $   359          351          340          252          239
                                                         -------      -------      -------      -------      -------
Revenue - Total                                          $ 1,289        1,283        1,573        1,153        1,101
                                                         -------      -------      -------      -------      -------
OCF - Domestic                                           $   221          212          292          206          196
OCF - International                                      $    57           58           56           28           23
                                                         -------      -------      -------      -------      -------
OCF - Total                                              $   278          270          348          234          219
                                                         -------      -------      -------      -------      -------
Operating Income                                         $   164          153          229          191          185
Gross Margin - Domestic                                     37.8%        36.6%        35.6%        36.9%        37.0%
Gross Margin - International                                37.0%        37.3%        37.0%        36.4%        35.6%
Homes Reached - Domestic                                    87.3         87.0         85.9         86.7         86.7
Homes Reached - International                               63.4         61.4         59.4         58.0         56.8

STARZ ENCORE GROUP LLC (100%)

Revenue                                                  $   238          232          235          217          225
OCF                                                      $    62           69           99           72           90
Operating Income (Loss)                                  $    48           53           (2)         126           52
Subscription Units - Starz!                                 13.3         12.3         12.3         12.0         12.5
Subscription Units - Encore                                 23.4         21.9         21.9         21.0         20.9
Subscription Units - Thematic Multiplex & Other            127.2        120.1        116.8        110.7        109.0
                                                         -------      -------      -------      -------      -------
Subscription Units - Total                                 163.9        154.3        151.0        143.7        142.4
                                                         -------      -------      -------      -------      -------

DISCOVERY COMMUNICATIONS, INC. (50.0%)

Revenue - U.S. Networks (1)                              $   423          382          374          326          352
Revenue - International Networks (2)                     $   123          109          120          107           99
Revenue - International Ventures (3)                     $    19           17           16           15           14
Revenue - Consumer Products & Other (4)                  $    23           19           94           26           25
                                                         -------      -------      -------      -------      -------
Revenue - Total                                          $   588          527          604          474          490
                                                         -------      -------      -------      -------      -------
OCF - U.S. Networks (1)                                  $   169          139          117          116          142
OCF - International Networks (2)                         $    31           17           30           21           20
OCF - International Ventures (3)                         $    (1)          (1)          (7)          (4)          (4)
OCF - Consumer Products & Other (4)                      $   (16)         (18)          11          (17)         (17)
                                                         -------      -------      -------      -------      -------
OCF - Total                                              $   183          137          151          116          141
                                                         -------      -------      -------      -------      -------
Operating Income                                         $   118           78          103           78           96
Subscription Units - U.S. Networks (1)                       648          625          625          548          540
Subscription Units - International Networks (2)              309          300          310          301          295
Subscription Units - International Ventures (3)              146          145          130          125          127
                                                         -------      -------      -------      -------      -------
Subscription Units - Total                                 1,103        1,070        1,065          974          962
                                                         -------      -------      -------      -------      -------

(1) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, FIT TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

     OTHER JOINT VENTURES - DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED:

     DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. Upon expiration of these rights, the economic interests will approximate the equity interests.

(2) DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

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(3)  BBC/DCI JOINT VENTURES - CONSOLIDATED:

     The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

     BBC/DCI JOINT VENTURES - EQUITY AFFILIATES:

     DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

(4) DCI - CONSUMER PRODUCTS AND OTHER: The principal components of Discovery Consumer Products include a proprietary retail business comprised of a nationwide chain of 120 Discovery Channel stores, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students, 1.5 million teachers and 90,000 classrooms in the U.S.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of segment operating cash flow to earnings before income taxes and minority interests (Schedule 1) and a reconciliation, for our largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP (Schedule 2).

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

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings (loss) from continuing operations before income taxes and minority interests for the quarters ended June 30, 2004 and 2003.

(AMOUNTS IN MILLIONS)                                                                                 2Q04           2Q03
                                                                                                     -----          -----
INTERACTIVE GROUP

Combined operating cash flow                                                                         $ 318            246
Eliminate equity method affiliates                                                                    --             (219)
                                                                                                     -----          -----
     CONSOLIDATED OPERATING CASH FLOW                                                                  318             27
                                                                                                     -----          -----

NETWORKS GROUP

Combined operating cash flow                                                                           269            247
Eliminate equity method affiliates                                                                    (204)          (153)
                                                                                                     -----          -----
     CONSOLIDATED OPERATING CASH FLOW                                                                   65             94
                                                                                                     -----          -----

Corporate & Other consolidated operating cash flow                                                      (5)           (41)
                                                                                                     -----          -----
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                                        $ 378             80
                                                                                                     =====          =====


Consolidated segment operating cash flow                                                             $ 378             80
Stock compensation                                                                                     (10)           (42)
Depreciation and amortization                                                                         (186)           (83)
Interest expense                                                                                      (150)          (126)
Share of earnings (losses) of affiliates                                                                36             54
Gains (losses) on dispositions of assets, net                                                           13             27
Nontemporary declines in fair value of investments                                                    (128)            (2)
Realized and unrealized gains (losses) on financial instruments, net                                  (374)          (688)
Other, net                                                                                              23             50
                                                                                                     -----          -----
       EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTERESTS         $(398)          (730)
                                                                                                     =====          =====


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LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following table provides a reconciliation, for our largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP for the quarters ended March 31, 2003, December 31, 2003, March 31, 2004, and June 30, 2004.

(AMOUNTS IN MILLIONS)                       2Q04       1Q04       4Q03       3Q03       2Q03
                                           -----      -----      -----      -----      -----
QVC, INC. (98.2%)

Operating Cash Flow                        $ 278        270        348        234        219
Depreciation and Amortization               (106)      (108)      (114)       (43)       (34)
Stock Compensation Expense                    (8)        (9)        (5)      --         --
Other Non Cash Charges                      --         --         --         --         --
                                           -----      -----      -----      -----      -----
     OPERATING INCOME                      $ 164        153        229        191        185
                                           =====      =====      =====      =====      =====

STARZ ENCORE GROUP LLC (100%)

Operating Cash Flow                        $  62         69         99         72         90
Depreciation and Amortization                (14)       (13)       (20)       (21)       (17)
Stock Compensation Expense                  --           (3)        76         75        (21)
Other Non Cash Charges                      --         --         (157)      --         --
                                           -----      -----      -----      -----      -----
     OPERATING INCOME                      $  48         53         (2)       126         52
                                           =====      =====      =====      =====      =====

DISCOVERY COMMUNICATIONS, INC. (50.0%)

Operating Cash Flow                        $ 183        137        151        116        141
Depreciation and Amortization                (38)       (31)       (32)       (30)       (31)
Stock Compensation Expense                   (27)       (28)       (16)        (8)       (14)
Other Non Cash Charges                      --         --         --         --         --
                                           -----      -----      -----      -----      -----
     OPERATING INCOME                      $ 118         78        103         78         96
                                           =====      =====      =====      =====      =====


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